Exhibit 2.12
EXECUTION VERSION

QIAGEN N.V.
U.S.$400,000,000 0.500% Senior Unsecured Convertible Notes Due 2023
Purchase Agreement
September 6, 2017
Goldman Sachs International
Peterborough Court
133 Fleet Street
London EC4A 2BB
United Kingdom
J.P. Morgan Securities PLC
25 Bank Street
Canary Wharf
London E14 5JP
United Kingdom
(each a “Joint Global Coordinator”, and together the “Joint Global Coordinators”)
Barclays Bank PLC
5 The North Colonnade
Canary Wharf
London E14 4BB
United Kingdom
Credit Suisse Securities (Europe) Limited
One Cabot Square
London E14 4QJ
United Kingdom

Merrill Lynch International
2 King Edward Street
London EC1A 1HQ
United Kingdom

(each a “Joint Bookrunner”, and together the “Joint Bookrunners”)
(the Joint Global Coordinators and the Joint Bookrunners together being referred to as the “Initial Purchasers”, and each an “Initial Purchaser”)
Ladies and Gentlemen:
QIAGEN N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of The Netherlands (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to you, the Initial Purchasers, an aggregate of U.S.$400,000,00 principal amount of the 0.500% Senior Unsecured Convertible Notes due 2023 to be issued pursuant to the provisions of the Indenture (as defined below) (the “Securities”).
The Securities are to be issued pursuant to an indenture (the “Indenture”) to be dated as of September 13, 2017 among, inter alios, the Company, Deutsche Trustee Company Limited, as trustee (the “Trustee”), Deutsche Bank AG, London Branch, as paying and conversion agent and Deutsche Bank Luxembourg S.A., as note registrar, transfer agent and authentication agent. The Securities will be convertible into cash in an amount determined by reference to the trading price of the common shares of the Company (together with any such shares issuable or deliverable pursuant to the Warrant (as defined below), the “Shares”) at the times and on the terms and conditions set forth in the Indenture. All conversions of the Securities will be settled solely in cash, and not through the delivery of the Shares or other securities, on the terms and conditions set forth in the Indenture. The Company will also enter into a calculation agency agreement (the “Calculation Agency Agreement”) to be dated on or about September 13, 2017 with Conv‑Ex Advisors Limited (the “Calculation Agent”) whereby the Calculation Agent has been appointed to make certain calculations in relation to the Securities.
Subject to the representations and warranties contained in Section 1 and the provisions in Section 3 hereof, the Securities will be offered for sale by the Initial Purchasers to non‑U.S. persons outside the United States in reliance on Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Securities will be offered and sold to the Initial Purchasers without being registered under the Securities Act in reliance on exemptions therefrom.
In connection with the offering and sale of the Securities to investors, the Company has prepared and delivered to each Initial Purchaser (i) an initial term sheet (the “Initial Term Sheet”) describing the principal terms of the offering of the Securities, and including as appendices thereto extracts of the draft Indenture in substantially final form, and (ii) a pricing term sheet (the “Pricing Term Sheet”) that includes certain pricing terms and other information with respect to the Securities and other matters not included in the Initial Term Sheet, each for use by the Initial Purchasers in connection with its solicitation of offers to purchase the Securities. The Company has additionally issued on the date hereof (iii) a press release announcing the launch of the offering of the Securities (the “Launch Release”) and (iv) an intermediary pricing press release announcing the coupon and the conversion premium as well as the approximate size of the offering and a final pricing press release announcing the results of the offering (the “Pricing Releases”).
The Company will apply for the Securities to be admitted to trading on the open market segment (Freiverkehr) of the Frankfurt Stock Exchange (the “Open Market”) pursuant to Section 5(k) hereof. The Shares are admitted to trading on the NASDAQ Global Select Market and on the Prime Standard of the Frankfurt Stock Exchange (together, the “Relevant Exchanges”).
In connection with the offering and sale of the Securities by the Company pursuant to the terms of this Agreement, the Company is entering into convertible note hedge and warrant transactions with one or more of the Initial Purchasers or affiliates thereof or other third party counterparties pursuant to confirmation letters, dated as of the date hereof, subject to agreements in the form of ISDA 1992 Master Agreement (Multicurrency – Cross Border) (the “Hedge and Warrant Documents”). The warrant provided for under the Hedge and Warrant Documents is referred to herein as the “Warrant”.
This Agreement, the Indenture, the Securities, the Calculation Agency Agreement and the Hedge and Warrant Documents, together with any document entered into among the Initial Purchasers (and affiliates thereof) on the one hand and the Company (and affiliates thereof) on the other hand in connection with the issue, offer and sale of the Securities and this Agreement, are referred to herein collectively as the “Operative

Documents.” The Initial Term Sheet, the Pricing Term Sheet, the Launch Release, the Pricing Releases and any other press releases or announcements to be made by or on behalf of the Company in relation to (including in each case any appendix thereto), as well as other written material expressly approved by the Company for use in connection with, the issue, offering and sale of the Securities are referred to herein collectively as the “Offering Documents”.
1.Representations and Warranties. The Company represents and warrants to, and agrees with, each Initial Purchaser, as of the date hereof and as of the Time of Delivery (as defined below), with reference to the facts and circumstances then subsisting, as set forth below:
a)    Public disclosure. The Company has made public all information required to be made public by applicable law and regulation; the Public Disclosure (as defined below) contains all information which is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profit and losses, and prospects of the Company and its subsidiaries; and none of the information filed with or furnished to the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and the rules thereunder, with or to the German Bundesanstalt für Finanzdienstleistungsaufsicht (the “BaFin”) or the Dutch Autoriteit Financiële Markten or with or to any Relevant Exchange (together, the “Public Disclosure”) contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company’s most recent annual report on Form 20‑F filed with the Commission on March 6, 2017 (the “2016 20-F”) and any subsequent documents filed with or furnished to the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act (including the Company’s interim report as of and for the three and six months ended June 30, 2017 filed with the Commission on Form 6-K on July 31, 2017), when they were or are filed with or furnished to the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder.
b)    No material adverse change. Neither the Company nor any of its subsidiaries has sustained since the date of the most recent audited consolidated financial statements of the Company set forth in the Public Disclosure any loss or interference with its business, including but not limited to loss or interference from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, other than as set forth in subsequent Public Disclosure or that would not have (i) a material adverse effect on the performance of or compliance with the Operative Documents or the consummation of any of the transactions contemplated hereby or thereby or (ii) a material adverse effect on the general affairs, management, financial position, shareholders’ equity or results of operations or development involving a prospective change of the Company and its subsidiaries taken as a whole (either, a “Material Adverse Effect”); since the respective dates as of which information set forth in the Public Disclosure has been given, there has not been any payment of any dividend, capital reduction or other distribution, or any change in the capital stock or long‑term debt of the Company or any of its subsidiaries or any other change, or any development involving a prospective change, in each such case that would have a Material Adverse Effect.
c)    Offering Documents. The Offering Documents are true and accurate in all material respects and each of the Initial Term Sheet and the Pricing Term Sheet is a fair and accurate summary of the terms of the Securities; and all expressions of opinion, intention or expectation contained in such documents are truly and honestly held and have been made on reasonable grounds after due and careful consideration and enquiry;

d)    Event of default. No event has occurred or circumstance arisen that would (with the giving of notice or lapse of time or other condition), had any Securities then been outstanding, constitute an “Event of Default” (as defined under the Indenture);
e)    Title to property. The Company and its subsidiaries have good and marketable title to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Public Disclosure or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries;
f)    Due incorporation. The Company has been duly incorporated and is validly existing as a limited liability company (naamloze vennootschap) under the laws of The Netherlands, and each subsidiary of the Company has been duly incorporated and is validly existing and in good standing, where applicable, under the laws of its jurisdiction of incorporation; each of the Company and each of its subsidiaries has power and authority (corporate or other) to own its properties and conduct its business as described in the Public Disclosure, and has been duly qualified as a foreign entity for the transaction of business, if required, and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, other than where the failure to have such power or be so qualified or in good standing would not have a Material Adverse Effect;
g)    Share capital. The Company has an authorized capitalization as set forth in the Public Disclosure, and all of the issued shares of capital stock of the Company have been validly issued and are fully paid and non‑assessable, conform to the description thereof in the Public Disclosure; and all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non‑assessable and (except for directors’ qualifying shares) are owned directly or indirectly by the Company free and clear of all liens, encumbrances, equities or claims; all of the outstanding Shares have been duly listed and admitted for trading on the Relevant Exchanges; except as described in the Public Disclosure there are no outstanding securities convertible into or exchangeable for, or warrants, rights or options to purchase from the Company, or obligations of the Company to issue, any Shares or any other class of capital stock of the Company; and there are no restrictions on subsequent transfers of the outstanding Shares under the laws of The Netherlands or of the United States or Germany or the articles of association or other constituent documents of the Company except as described in the Public Disclosure; and the Shares issuable upon exercise of the Warrant will have been duly authorized and, if and when issued upon settlement of the Company’s obligations under the Warrant, will be validly issued, fully paid and non‑assessable, and the issuance and delivery of the Shares in settlement of the Company’s obligations under the Warrant will not be subject to any preemptive or similar rights;
h)    Valid and binding. This Agreement has been duly authorized, executed and delivered by the Company and will constitute valid and legally binding agreement of the Company, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent conveyance, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; the Securities have been duly authorized and, when issued and delivered pursuant to this Agreement, will have been validly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture under which they are to be issued, subject, as to enforcement, to bankruptcy, insolvency, fraudulent conveyance, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

each of the other Operative Documents have been duly authorized and, when executed and delivered by the Company (and assuming the authorization, execution and delivery by the other parties thereto), will constitute valid and legally binding agreements of the Company, enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent conveyance, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Securities and the Indenture will conform to the descriptions thereof in the Offering Documents and will be in substantially the form previously delivered to you;
i)    Margin requirements. None of the transactions contemplated by the Operative Documents (including, without limitation, the use of the proceeds from the sale of the Securities) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System;
j)    Consents. All consents, clearances, approvals, authorizations, orders, registrations or qualifications of or with any Governmental Agency (“Governmental Authorization”) required for the execution and delivery of the Operative Documents, the issue of the Securities and the consummation of the other transactions herein and therein contemplated have been obtained and are in full force and effect and are not subject to any conditions which are required to be satisfied prior to the date hereof and have not been satisfied and no action or thing is required to be taken, fulfilled or done in relation to the same;
k)    Foreign private issuer. The Company is a “foreign private issuer” as defined under Rule 405 under the Securities Act.
l)    No conflict. The issue and sale of the Securities, and the execution, delivery, performance of, and compliance with all of the provisions of the Operative Documents and the Offering Documents by the Company and the consummation of the transactions herein and therein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the articles of association or other constituent documents of the Company or any of its subsidiaries or (iii) result in any violation of any applicable law or any order, rule or regulation of any court, central bank, stock exchange or governmental agency or body (“Governmental Agency”) having jurisdiction over the Company or any of its subsidiaries or any of their properties, except in the case of subsections (i) and (iii) above, for any conflict, breach, default or violation that would not, individually or in the aggregate, have a Material Adverse Effect;
m)    Title to Securities. (i) The Company has full power and authority to issue the Securities to be issued by the Company hereunder free and clear of all liens, encumbrances, claims or other third party rights; and (ii) upon delivery of such Securities and payment therefor, good and valid title to such Securities, free and clear of all liens, encumbrances, claims or other third party rights, will pass to the several Initial Purchasers; (iii) the Securities will be freely transferable by the Company to or for the account of the several Initial Purchasers and/or the initial subscribers thereof; and (iv) there are no restrictions on subsequent transfers of the Securities under the laws of The Netherlands or of the United States or Germany or the articles of association or other constituent documents of the Company except as described in the Offering Documents;
n)    Ranking of Securities. The Securities will constitute direct, unconditional, unsubordinated and unsecured obligations of the Company and rank pari passu and without any preference among themselves; and the payment obligations of the Company in respect of the Securities shall, save for such exceptions as may be provided by applicable legislation, at all times rank at least equally with all its other present and future unsecured and unsubordinated obligations;
o)    No violations. Neither the Company nor any of its subsidiaries is (i) in violation of its articles of association or other constituent documents or (ii) in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound except, in the case of (ii), where such default or non‑observance would not, individually or in the aggregate, have a Material Adverse Effect;
p)    No litigation. Other than as set forth in the Public Disclosure, there are no legal or governmental proceedings or, to the knowledge of the Company, investigations pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect; and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by any Governmental Agency or threatened by other third parties;
q)    Payments on Securities; no withholding tax. All interest, principal and other payments due or made on the Securities (including any cash settlement upon conversion of the Securities) may, under the laws and regulations of The Netherlands as of the date hereof, be paid by the Company in U.S. dollars that may be freely transferred out of The Netherlands without the necessity of obtaining any Governmental Authorization under the laws of The Netherlands as of the date hereof; no capital gains, income, withholding or other taxes will be payable to The Netherlands or any political subdivision or taxing authority thereof or therein in connection with such payments;
r)    Stamp and other taxes. No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Initial Purchasers to The Netherlands or any political subdivision or taxing authority thereof or therein in connection with (A) the issuance, sale and delivery by the Company to or for the account of the Initial Purchasers of the Securities; (B) the sale and delivery by the Initial Purchasers of the Securities to the initial purchasers thereof; (C) the issuance and delivery of the Shares in settlement of the Company’s obligations under the Warrant; or (D) the execution and delivery of this Agreement, the Indenture and the Hedge and Warrant Documents other than any Dutch tax imposed on or calculated by reference to the net income actually received or receivable by such Initial Purchaser (but, for the avoidance of doubt, not including any sum deemed for purposes of Dutch tax to be received or receivable by such Initial Purchaser but not actually received or receivable) under the laws of The Netherlands if (i) that Initial Purchaser is treated as resident for Dutch tax purposes or if (ii) it is attributable to the Dutch branch office of such Initial Purchaser;
s)    Permits and approvals. The Company and each of its subsidiaries have all licenses, franchises, permits, authorizations, approvals and orders and other concessions of and from all Governmental Agencies that are necessary to own or lease their other properties and conduct their businesses as described in the Public Disclosure, except where the failure to have any such licenses, franchises, permits, authorizations, approvals and orders and other concessions would not, individually or in the aggregate, have a Material Adverse Effect;
t)    Stabilization and market abuse. Neither the Company nor any of its subsidiaries has taken, directly or indirectly, any action which was designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities, or which is in violation of Regulation (EU) No. 596/2014 of the European Parliament (the “Market Abuse Regulation”) or any legislation passed thereunder.

u)    Exchange Act registration. The Company is subject to Section 13 or 15(d) of the Exchange Act;
v)    Directed selling efforts. None of the Company, its Affiliates, or any person acting on its or their behalf, has offered or sold the Securities by means of any “directed selling efforts” within the meaning of Rule 902 of Regulation S and the Company, any Affiliate and any person acting on its or their behalf has complied with Rule 903 of Regulation S;
w)    Offering restrictions. The Company has implemented the necessary “offering restrictions” (as such term is defined in Regulation S);
x)    No offers or sales. None of the Company, its Affiliates (as such term is defined below), or any person acting on its or their behalf has, directly or indirectly, made offers or sales of, or solicited offers to buy, any security under circumstances that would require the registration of the Securities under the Securities Act. For the purposes of this Agreement, the term “Affiliate” shall have the meaning set forth in Rule 501 of the Securities Act;
y)    No payments for solicitation. The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company (except as contemplated in this Agreement);
z)    Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Securities, will not be an “investment company”, as such term is defined in the U.S. lnvestment Company Act of 1940, as amended (the “Investment Company Act”);
aa)    Independent accountants. KPMG AG and Ernst & Young GmbH, each of whom have issued an audit report on certain consolidated historical financial statements of the Company and its consolidated subsidiaries and delivered reports with respect to the audited consolidated financial statements and schedules included in the Public Disclosure, are independent public accountants as required by the Securities Act and the Exchange Act and the rules and regulations of the Commission thereunder and the rules of the Public Company Accounting Oversight Board;
bb)    Financial statements. (i) The consolidated historical financial statements and schedules of the Company and its consolidated subsidiaries as of and for the years ended December 31, 2016 and 2015 (the “Audited Financial Statements”) and the unaudited condensed consolidated financial statements and schedules of the Company and its consolidated subsidiaries as of and for the three and six months ended June 30, 2017 (the “2017 Interim Financial Statements”) in the Public Disclosure present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the Securities Act and the related rules and regulations adopted by the Commission, and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein); (ii) the 2017 Interim Financial Statements have been prepared on a basis consistent with that of the Audited Financial Statements; and (iii) all disclosures contained in the Offering Documents regarding “non‑GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G under the Exchange Act and Item 10 of Regulation S‑K under the Securities Act, to the extent applicable;
cc)    Internal and disclosure controls. The Company and each of its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations;

(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included in the Public Disclosure fairly presents the information called for in all material respects. Since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company and each of its consolidated subsidiaries maintain an effective system of disclosure controls and procedures (as defined in Rule 13a‑15(e) under the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure;
dd)    SOX compliance. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes‑Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications;
ee)    Off‑balance sheet financing. Except as set forth in the Public Disclosure and any operating leases concluded in the ordinary course of business, neither the Company nor its subsidiaries have any material off‑balance sheet financing and have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business;
ff)    Intellectual property. The Company and each of its subsidiaries own or possess adequate rights to use its respective trademarks, trade names, patents, service mark registrations, technology, know‑how, copyrights, confidential information and other intellectual property necessary for the conduct of their respective businesses, except as would not have a Material Adverse Effect; to the knowledge of the Company after due inquiry, neither the Company nor any of its subsidiaries is infringing or otherwise violating any such rights of others, except for such violations or infringements as would not, individually or in the aggregate, have a Material Adverse Effect; and the Company and each of its subsidiaries have no reason to believe that the conduct of their respective businesses will conflict with, and have not received any notice of any claim of conflict or infringement with, any such rights of others except for such violation which would not have a Material Adverse Effect;
gg)    Sanctions. None of the Company, any of its subsidiaries or any director, officer or, to the knowledge of the Company, agent, employee, or Affiliate (other than any subsidiary of the Company) of the Company or its subsidiaries is an individual or entity (“Person”) (i) with whom dealings are restricted or prohibited by, or are sanctionable under, any economic sanctions or trade restrictions administered or enforced by the U.S. government (including, without limitation, those administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Netherlands, or any other authority with jurisdiction over the Company or any of its subsidiaries (collectively, “Sanctions”, and each such Person, a “Sanctioned Person”), or (ii) located, organized, operating or resident in a country or territory that is the subject of Sanctions (currently the Crimea region, Cuba, Iran, North Korea, Sudan, and Syria) (each, a “Sanctioned Country”), save as disclosed in “Item 8. Financial Information—Disclosure pursuant to Section 219 of the Iran Threat Reduction & Syria Human Rights Act (ITRA)” of the 2016 20-F, or (iii) owned or controlled by, or acting on behalf of, a Person identified in (i) or (ii); and the Company, its subsidiaries and its directors, officers and, to the knowledge of the Company, its agents, employees and Affiliates (other than any subsidiary of the Company) are currently in compliance with, and at all times within the past five years have been in compliance with, and have not engaged nor plan to engage in any conduct sanctionable under, any applicable Sanctions Laws, and there are not now, nor have there been within the past five years, any formal or informal proceedings, allegations, investigations, or inquiries pending, expected or, to the knowledge of the Company, threatened against the Company, its subsidiaries, or the directors and officers of the Company and its subsidiaries, or, to the knowledge of the Company, its Affiliates (other than any subsidiary of the Company), or, to the knowledge of the Company, any of the employees of the Company, its subsidiaries or other Affiliates concerning violations or potential violations of, or conduct sanctionable under, any Sanctions; for the avoidance of doubt, nothing in this paragraph shall be interpreted to require the Company or any of its subsidiaries to violate Section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) or a similar applicable anti-boycott statute;
hh)    Anti‑bribery. Neither the Company nor any of its subsidiaries, nor any director of the Company or any of its subsidiaries, nor, to the knowledge of the Company, any agent, Affiliate (other than any subsidiary of the Company), or other person working for or on behalf of the Company or any of its subsidiaries has violated (i) any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977 and the applicable rules and regulations promulgated thereunder; (ii) any applicable provisions of the U.K. Bribery Act 2010 and the applicable rules and regulations promulgated thereunder; or (iii) any other anti‑corruption or anti-bribery laws of any other applicable jurisdictions (together, “Anti-Corruption Laws”); and the Company, its subsidiaries and, to the knowledge of the Company, its Affiliates (other than any subsidiary of the Company) have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with applicable Anti-Corruption Laws; neither the Company nor any of its subsidiaries, nor any director or officer of the Company, nor, to the knowledge of the Company, any director or officer of any of the Company’s subsidiaries, or any agent, employee or Affiliate (other than any subsidiary of the Company), or other person working for or on behalf of the Company or any of its subsidiaries is or has been the subject of any investigation, action, inquiry or enforcement proceedings regarding any breach or alleged breach of the Anti-Corruption Laws within the past five years, and (X) to the knowledge of the Company, no such investigation, action, inquiry or proceedings have been threatened or are pending and (Y) there are no circumstances likely to give rise to any such investigation, action, inquiry or proceedings;
ii)    No unlawful gifts. Neither the Company nor any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) caused the Company or any of its subsidiaries to be in violation of any provision of any applicable national or local law regulating payments to government officials or employees; or (iv) made any unlawful payments;
jj)    Anti‑money laundering. The operations of the Company and its subsidiaries and, so far as the Company is aware, each of its and their Affiliates (other than any subsidiary of the Company) are and have been conducted at all times in compliance with the money laundering statutes of all jurisdictions to which the Company and its subsidiaries, and each of its and their Affiliates (other than any subsidiary of the Company), are subject and any related rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit, or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending, or to the knowledge of the Company, threatened; and
kk)    Passive foreign investment company. The Company does not believe that it was in 2016 and does not expect to become for the current taxable year a “passive foreign investment company” within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended.
2.    Purchase and Sale. a) Subject to the terms and conditions herein set forth, (i) the Company agrees to issue and sell the Securities to each of the Initial Purchasers, and each of the Initial Purchasers agrees, severally and not jointly, to purchase the principal amounts of the Securities set forth opposite the name of such Initial Purchaser in Schedule 1 hereto from the Company, at a purchase price of [100]% of the principal amount thereof.
a)    The Company will pay a combined underwriting and management fee of 0.9% of the gross proceeds of the offering of the Securities to the Initial Purchasers (the “Base Fee”), to be shared in the following proportions: (i) 45% of the Base Fee to be shared between the Joint Global Coordinators equally; (ii) 55% of the Base Fee to be shared among the Joint Bookrunners equally. In addition, the Company may, in its sole discretion, pay an incentive fee of up to 0.5% of the gross proceeds of the offering of the Securities to the Initial Purchasers. All such fees (except the incentive fee to the extent determined by the Company after the time at which the Initial Purchasers make payment of the purchase price of the Securities at the Time of Delivery as provided in Section 4 below) will, at the Initial Purchasers’ discretion, either be deducted from the purchase price for the Securities to be paid by the Initial Purchasers at the Time of Delivery as provided in Section 4 below or paid by the Company in immediately available funds at the Time of Delivery to the account or accounts specified by the Initial Purchasers in writing to the Company. The incentive fee, to the extent determined by the Company after the time at which the Initial Purchasers make payment as provided in Section 4 below, will be paid by the Company in immediately available funds to the account or accounts specified by the Initial Purchasers in writing to the Company.
b)    The Company acknowledges and agrees that the Initial Purchasers may offer and sell the Securities to or through any affiliate of an Initial Purchaser and that any such affiliate may offer and sell any of the Securities purchased by it to or through any Initial Purchaser.
3.    Offering by Initial Purchasers. Upon the authorization by you of the release of the Securities, the several Initial Purchasers propose to offer the Securities for sale upon the terms and conditions set forth in this Agreement. Each Initial Purchaser hereby represents and warrants to, and agrees with the Company that it will offer and sell the Securities only upon the terms and conditions set forth in Annex I to this Agreement.
4.    Delivery and Payment. a) The Securities will initially be represented by one or more global notes in registered form without interest coupons attached (the “Global Notes”). Such Global Notes will be deposited with, or on behalf of, a nominee for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) and shall be delivered at the Time of Delivery (as defined below) by or on behalf of the Company to each Initial Purchaser against payment by or on behalf of such Initial Purchaser of the purchase price therefor, by wire transfer in immediately available funds to an account specified by the Company, by causing Euroclear and Clearstream to credit the Securities to the accounts of each Initial Purchaser at Euroclear and/or Clearstream, as applicable. The Initial Purchasers shall be entitled to offset from the payment of the purchase price for the Securities the fees specified in Section 2 hereof (except, for the avoidance of doubt, the incentive fee specified therein to the extent determined by the Company after the Time of Delivery), and all other costs and expenses which the Company agreed to pay pursuant to Section 6 hereof.

a)    The time and date of such delivery and payment shall be, with respect to the Securities, [12:00] p.m., London time, on September 13, 2017 or such other time and date as the Initial Purchasers and the Company may jointly designate (the “Time of Delivery”).
b)    The Initial Purchasers shall not be under any obligation to the Company for any delay in the Time of Delivery or the issue of the Global Notes representing the Securities provided that the Initial Purchasers have complied with their obligations hereunder.
c)    The documents to be delivered at the Time of Delivery by or on behalf of the parties hereto pursuant to Section 7 hereof, including the Securities, the cross‑receipt for the Securities and any additional documents requested by the Initial Purchasers pursuant to Section 7 hereof, will be delivered at such time and date at the offices of Cleary Gottlieb Steen & Hamilton LLP, 55 Basinghall Street, London EC2V 5EH, England (the “Closing Location”), and the Securities will be delivered at the Closing Location, all at the Time of Delivery. A meeting will be held in‑person and/or by telephone on the day preceding the Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto.
5.    Undertakings. The Company agrees with the Initial Purchasers:
a)    If at any time prior to payment of the purchase price of the Securities at the Time of Delivery, any event shall have occurred as a result of which the Public Disclosure, as then amended and supplemented, would include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or if for any other reason it shall be necessary to amend or supplement the Public Disclosure, to promptly notify the Initial Purchasers and to prepare and publish such announcements as may be agreed with the Initial Purchasers which will correct such statement or omission;
b)    Promptly from time to time to take such action as the Initial Purchasers may reasonably request, consistent with the terms and conditions set forth in Annex I to this Agreement, to qualify the Securities for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;
c)    During the period beginning from the date hereof and continuing to the date 90 days after the Time of Delivery: (i) not to use, authorize, approve or refer to any written communication that constitutes an offer to sell or a solicitation of an offer to buy the Securities without having first furnished the Initial Purchasers a copy of such written communication for review or if the Initial Purchasers reasonably object; and (ii) not to make any other public announcements or disclosures regarding the issue, offering and placement of the Securities without, to the greatest extent legally possible, first having consulted with the Initial Purchasers and taken into account any comments reasonably made;
d)    During the period beginning from the date hereof and continuing to the date 90 days after the Time of Delivery not to offer, sell, contract to sell or otherwise dispose of, except as provided hereunder any securities of the Company that are substantially similar to the Securities or the Shares, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Agreement), make any short sale, engage in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition (even if such disposition would be by someone other than the Company), or enter into a transaction with similar economic effect, or publicly announce the intention to do any of the foregoing, in each case, without the prior written consent of the Initial Purchasers; provided however that the foregoing shall not apply to securities issued or delivered in the context of acquisitions or joint ventures, provided further that the transferee of such securities agrees in writing to be bound by the terms of this Section 5(d) or the entry into the transactions contemplated by the Offering Documents or the Hedge and Warrant Documents;
e)    Not to do or authorize any act or thing on or after the date hereof and prior to the Time of Delivery that would, had any Securities then been outstanding, have resulted in an adjustment of the conversion rate of the Securities;
f)    To assist the Initial Purchasers and use commercially reasonable efforts to permit the offered Securities to be eligible for clearance and settlement through Euroclear and Clearstream and to use its reasonable best efforts to maintain such eligibility for so long as the Securities remain outstanding;
g)    During a period of five years from the Time of Delivery, to furnish to you copies of all reports or other communications (financial or other) furnished to shareholders of the Company, and to deliver to you soon as practicable after they are available and consistent with the Company’s obligations under the Exchange Act, copies of any reports and financial statements furnished to or filed with the Commission or any securities exchange on which any class of securities of the Company is listed; provided that for so long as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the terms of this Section 5(g) shall be deemed to have been complied with upon the filing or furnishing of such information on EDGAR; provided further that the terms of this Section 5(g) shall also be deemed to have been complied with if such information is disseminated in a manner that constitutes “public disclosure” within the meaning of Regulation FD;
h)    None of the Company, its Affiliates, or any other person acting on its or their behalf will engage in any directed selling efforts in relation to the Securities within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S in relation to the Securities;
i)    Not to (and to cause its subsidiaries not to) take, directly or indirectly, any action until the completion of the distribution of the Securities which is designed to or which constitutes or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities or the Shares, or which is in violation of the Market Abuse Regulation or any legislation passed thereunder;
j)    None of the Company, its Affiliates, or any other person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities under the Securities Act;
k)    To take all necessary actions to have the Securities quoted on the Open Market within one (1) month of the Time of Delivery; and to use reasonable endeavors to obtain and thereafter to maintain a listing of the Securities on such other suitable stock exchange as it may (with the approval of the Initial Purchasers) decide if the Company at any time determines that it can no longer reasonably comply with the requirements for quotation of the Securities on the Open Market, and if maintenance of such quotation on the Open Market becomes in the opinion of the Company unduly onerous;

l)    (i) To use the proceeds received by it from the issue of the Securities in the manner specified in the Offering Documents; (ii) to not, directly or indirectly, use such proceeds, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity to fund or facilitate any activities or business of or with any Sanctioned Person or with any person located, operating, organized or resident in any Sanctioned Country, or in any other manner that will result in a violation of Sanctions by any Person (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise); and (iii) to not use, lend, contribute or otherwise make available, directly or indirectly, such proceeds in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable Anti-Corruption Laws; for the avoidance of doubt, nothing in this paragraph shall be interpreted to require the Company or any of its subsidiaries to violate Section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) or a similar applicable anti-boycott statute.
m)    To effect and to use reasonable efforts to maintain the listing of the Shares issued in settlement of the Company’s obligations under the Warrant on a Relevant Exchange; and
n)    To execute on or before the Time of Delivery each Operative Document.
6.    Expenses and taxes. a) The Company covenants and agrees with the Initial Purchasers that it will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the issue of the Securities and all other expenses in connection with the preparation, printing and filing of the Offering Documents and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Initial Purchasers; (ii) the cost of printing or reproducing Operative Documents and Offering Documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) the cost of preparing the Securities and the Global Notes and other certificates of the Securities, including any stamp or other issuance or transfer taxes or duties; (iv) the fees and expenses of the Trustee and any agent of the Trustee, and any paying, conversion and transfer agent, calculation agent, or registrar and the fees and disbursements of counsel for the Trustee, as well as any paying, conversion and transfer agent, calculation agent, or registrar in connection with the Indenture and the Securities; (v) all expenses and taxes arising as a result of the issuance, sale and delivery of the Securities, of the sale and delivery of the Securities by the Initial Purchasers to the initial purchasers thereof in the manner contemplated under this Agreement or as a result of any other action contemplated herein, including, in any such case, any Dutch income, capital gains, withholding, transfer or other tax asserted against the Initial Purchasers by reason of the purchase and sale of the Securities pursuant to this Agreement or any such other action; (vi) any costs incurred in connection with the listing of the Securities for trading; (vii) all other costs and expenses incident to the performance of the Company’s obligations under the Operative Documents which are not otherwise specifically provided for in this Section 6 and (viii) all out of pocket expenses of the Initial Purchasers, including the fees and disbursements of the Initial Purchasers’ counsel in connection with the transactions contemplated hereby, and, in relation to the fees of the Initial Purchasers’ counsel, to the extent of estimates of such counsel fees have been previously approved by the Company.
a)    The Company will indemnify and hold harmless the Initial Purchasers against any stamp or other issuance or transfer taxes or duties or capital gains, income, withholding or other taxes payable by or on behalf of the Initial Purchasers, including any interest and penalties, in The Netherlands or in any other jurisdiction in connection with (A) the issuance, sale and delivery by the Company to or for the account of the Initial Purchasers of the Securities; (B) the sale and delivery by the Initial Purchasers of the Securities to the initial purchasers thereof; (C) the issuance and delivery of the Shares in settlement of the Company’s obligations under the Warrant; or (D) the execution and delivery of this Agreement and the Indenture other than any income tax that may be levied on the income of any Initial Purchaser if the income of such Initial Purchaser is subject to Dutch tax on a net income basis and the withholding, if any, with respect to such income.
7.    Conditions. The obligations of the Initial Purchasers hereunder shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of the Time of Delivery, true and correct, the condition that the Company shall have performed in all material respects all of their respective obligations hereunder theretofore to be performed, and the following additional conditions:
a)    Cleary Gottlieb Steen & Hamilton LLP, U.S. counsel to the Initial Purchasers, shall have furnished to the Initial Purchasers written opinions, dated the Time of Delivery, in form and substance satisfactory to the Initial Purchasers;
b)    Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., U.S. counsel to the Company, shall have furnished to the Initial Purchasers written opinions, dated the Time of Delivery, in form and substance satisfactory to the Initial Purchasers and substantially to the effect set out in Annex II;
c)    De Brauw Blackstone Westbroek, Dutch counsel to the Company and the Initial Purchasers, shall have furnished to the Initial Purchasers written opinions, dated the Time of Delivery, in form and substance satisfactory to the Initial Purchasers and substantially to the effect set out in Annex III;
d)    Since the date of the most recent audited consolidated financial statements of the Company included in the Public Disclosure, on or after the date hereof and as of the Time of Delivery, (i) neither the Company nor any of its subsidiaries shall have sustained any loss or interference with its business, including but not limited to any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in subsequent Public Disclosure, and (ii) there has not been any payment of any dividend, capital reduction or other distribution, or any change in the capital stock or long‑term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Company and its subsidiaries taken as a whole the effect of which, in any such case described in subsection (i) or (ii), is in the judgment of the Initial Purchasers so material and adverse as to make it impracticable or inadvisable to proceed with the offering or delivery of the Securities on the terms and in the manner contemplated in the Offering Documents;
e)    No event shall have occurred which would require notice or information to be given by the Company to the Initial Purchasers under Section 5(a) since the date of this Agreement;
f)    The Company and the other parties thereto, other than the Initial Purchasers, shall have executed the Operative Documents;
g)    The Company shall not have done or authorized any act or thing that would, had any Securities then been outstanding, have resulted in an adjustment of the conversion rate of the Securities, since the date of this Agreement;
h)    The Company shall have furnished or caused to be furnished to you at the Time of Delivery certificates of a managing director of the Company satisfactory to you as to the accuracy of the representations and warranties of the Company herein at and as of such Time of Delivery, as to the performance in all material respects by the Company of all of its obligations hereunder to be performed at or prior to such Time of

Delivery, as to the matters set forth in Sections 7(e) and 7(f) hereof and as to such other matters as you may reasonably request;
i)    The Securities shall have been declared eligible for clearance and settlement through the facilities of Euroclear and Clearstream;
j)    Copies of all corporate and other consents, approvals or authorizations required in connection with the issue of the Securities and the entry into the Operative Documents by the Company and the performance of its obligations thereunder shall have been delivered to the Initial Purchasers on or before the Time of Delivery; and
k)    Evidence shall have been provided that the person referred to in Section 15 hereof has agreed to receive such process in the manner specified therein.
8.    Indemnity. a) The Company (the “indemnifying party”) will indemnify and hold harmless each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act 1934 and each Initial Purchaser’s and each such person’s Affiliates, and each Initial Purchaser’s and each of such person’s respective directors, officers, employees and agents (each an “indemnified party”) (i) against any loss, claim, damage or liability (in each case, “Loss”), joint or several, to which such indemnified party may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Loss (or actions in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement of a material fact contained in Company’s Public Disclosure or any Offering Document, or any amendment or supplement thereto, or arises out of or is based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading in light of the circumstances in which they were made; and (ii) against any Loss, joint or several, to which such indemnified party may become subject insofar as such Loss (or actions in respect thereof) arises out of or are based upon the performance by the Initial Purchasers of their obligations and services contemplated in this Agreement (including, without limitation and for avoidance of doubt, any Loss arising from the use of the Offering Documents in the manner envisaged herein), and will reimburse each indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Loss (or actions in respect thereof) or claim as referenced in subsections (i) and (ii) above, as such expenses are incurred; provided that the indemnity in this Section 8(a) shall not apply to any Loss if and then only to the extent such Loss is finally judicially determined by a court of competent jurisdiction to have arisen as a result of the fraud, gross negligence or willful default of such indemnified party.
a)    Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 8. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 8 for any legal expenses of other counsel or any other expenses (except as provided below in this Section 8(b)), in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the contrary; (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party; (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential different interests between them. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for each indemnified party, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for any indemnified party shall be designated in writing by the indemnified party and any such separate firm for the indemnifying party shall be designated in writing by the indemnifying party.
b)    The indemnifying party shall not, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.
c)    If the indemnification provided for in this Section 8 is unavailable to or insufficient to hold harmless an indemnified party in respect of any Loss (or actions in respect thereof), then the indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Loss (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other from the offering of the Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under Section 8(b) above, then the indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Initial Purchasers on the other in connection with the statements or omissions which resulted in such Losses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total management, underwriting and incentive fees received by the Initial Purchasers, in each case as set forth in this Agreement. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8(d). The amount paid or payable by an indemnified party as a result of the Loss (or actions in respect thereof) referred to above in this Section 8(d) shall be deemed to include any unreimbursed legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.
d)    The obligations of the Company under this Section 8 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act.

9.    Default by Initial Purchaser. a) If any Initial Purchaser shall, at any Time of Delivery, default in its obligation to purchase the Securities which it has agreed to purchase at such time hereunder, you may in your discretion arrange for you or, subject to the approval of the Company, another party or other parties to purchase such Securities on the terms contained herein. If within thirty‑six hours after such default by any Initial Purchasers you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty‑six hours within which to procure another party or other parties satisfactory to you to purchase such Securities on such terms. In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities, or the Company notifies you that it has so arranged for the purchase of such Securities, you or the Company shall have the right to postpone such Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in any documents or arrangements which in your reasonable opinion may thereby be made necessary. The term “Initial Purchasers” as used in this Agreement shall include any person substituted under this Section 9 with like effect as if such person had originally been a party to this Agreement with respect to such Securities.
a)    If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser by you and the Company as provided in Section 9(a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one‑tenth of the aggregate principal amount of all the Securities to be purchased at such Time of Delivery, then the Company shall have the right to require each non‑defaulting Initial Purchaser to purchase the principal amount of Securities which such Initial Purchaser agreed to purchase hereunder and, in addition, to require each non‑defaulting Initial Purchaser to purchase its pro rata share (based on the principal amount of Securities which such Initial Purchasers agreed to purchase hereunder) of the Securities of such defaulting Initial Purchaser for which such arrangements have not been made; but nothing herein shall relieve a defaulting Initial Purchaser from liability for its default.
b)    If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser by you and the Company as provided in Section 9(a) above, the aggregate principal amount of Securities which remains unpurchased exceeds one‑tenth of the aggregate principal amount of all the Securities, or if the Company shall not exercise the right described in Section 9(b) above to require non‑defaulting Initial Purchasers to purchase Securities of a defaulting Initial Purchaser or Initial Purchasers, then this Agreement shall thereupon terminate, without liability on the part of the non‑defaulting Initial Purchaser or the Company, except as provided in Section 12 hereof.
10.    Termination. This Agreement shall be subject to termination in the absolute discretion of the Initial Purchasers by notice given to the Company prior to the Time of Delivery if, at any time prior to such time, there has occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange, NASDAQ, Euronext Amsterdam, the Frankfurt Stock Exchange and/or the London Stock Exchange; (ii) a suspension or material limitation in trading in the Company’s securities on NASDAQ or the Frankfurt Stock Exchange; (iii) a general moratorium on commercial banking activities in New York, London, Amsterdam or Frankfurt declared by the relevant authorities, or a material disruption in commercial banking or securities settlement or clearance services in the United States, the United Kingdom or The Netherlands or Germany; (iv) a change or development involving a prospective change in Dutch taxation affecting the Company, the Securities or the transfer thereof; (v) the outbreak or escalation of hostilities involving the United States, United Kingdom, The Netherlands or Germany or the declaration by the United States or any Member State of the European Union of a national emergency or war; (vi) the occurrence of any other calamity or crisis, including an act of terrorism, or any change in financial, political or economic conditions or currency exchange rates or controls in the United States or any Member State of the European Union; (vii) there shall have come to the notice of the Initial

Purchasers (X) any breach of, or any event rendering untrue or incorrect, any of the representations and warranties contained in Section 1 hereof or that would render untrue or incorrect the statements made in the certificates to be delivered at the Time of Delivery pursuant to Section 7(h) hereof or (Y) any failure to perform any of the Company’s undertakings, agreements or obligations in this Agreement; or (viii) any of the conditions specified in Section 7 hereof have not been satisfied or waived by the Initial Purchasers, if the effect of any such event in the sole judgment of the Initial Purchasers makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities.
11.    Survival. The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Initial Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Initial Purchaser or any controlling person of any Initial Purchaser, or the Company, or any officer or director or controlling person of the Company and shall survive delivery of and payment for the Securities. For the avoidance of doubt, the provisions of this Section 11 and of Sections 6 and 8 hereof shall survive the termination or cancellation of this Agreement.
12.    Expenses following termination. If this Agreement shall be terminated pursuant to Section 10 hereof, the Company shall then be under no further liability to you except as provided in Section 8 hereof. If this Agreement shall otherwise be terminated for any reason, and the Securities are not delivered by or on behalf of the Company as provided herein, the Company shall then be under no further liability to you except as provided in Sections 6 and 8 hereof provided that nothing herein shall relieve a defaulting Initial Purchaser from liability for its default.
13.    Notices. All statements, requests, notices and agreements hereunder shall be in writing and shall be delivered or sent by mail or facsimile transmission:
i.    if to the Initial Purchasers, to:
Barclays Bank PLC
5 The North Colonnade
Canary Wharf
London E14 4BB
United Kingdom
Fax: +44 (0) 20 7516 3404
Attention: ECM Syndicate Desk;

Credit Suisse Securities (Europe) Limited
Attention: Company Secretary
One Cabot Square
London E14 4QJ
United Kingdom
Attention: Company Secretary
Fax: +44 (0) 207 888 1600;

Goldman Sachs International
Peterborough Court
133 Fleet Street
London EC4A 2BB

Fax: +44 (0) 20 7224 1550;
Attention: Equity Capital Markets;
J.P. Morgan Securities PLC
25 Bank Street
Canary Wharf
London E14 5JP
United Kingdom
Fax: +44 (0) 20 3493 1453
Email:ECM_-_Europe_Syndicate_Desk@jpmorgan.com
Attention: Equity Syndicate Desk; and

Merrill Lynch International
2 King Edward Street
London EC1A 1HQ
United Kingdom
Fax: +44 20 7996 2030
Attention: Equity Linked Capital Markets
ii.    if to the Company, to
QIAGEN N.V.
Hulsterweg 82,
5912 PL Venlo,
The Netherlands
Email: thomas.neidert@QIAGEN.com and Philipp.Hugo@QIAGEN.com
Any such statements, requests, notices or agreements shall take effect upon receipt thereof.
14.    Parties in Interest. This Agreement shall be binding upon, and inure solely to the benefit of, the Initial Purchasers, the Company and, to the extent provided in Sections 8 and 12 hereof, the officers and directors of the Company and each person who controls the Company or the Initial Purchasers, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchasers of any of the Securities from the Initial Purchasers shall be deemed a successor or assign by reason merely of such purchase.
15.    Disputes.
a)    The Company irrevocably (i) agrees that any legal suit, action or proceeding against the Company brought by any Initial Purchaser or by any person who controls any Initial Purchaser arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any court of the federal courts of the United States located in the City and County of New York or the courts of the State of New York located in the City and County of New York (each, a “New York Court”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The Company has appointed Corporation Service Company, New York, New York, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Agreement or the transactions contemplated hereby which may be instituted in any New York Court by any Initial Purchaser or by any person who controls any Initial Purchaser, expressly consents to the jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable. The Company represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Company shall be deemed, in every respect, effective service of process upon the Company.
b)    The Company hereby agrees that, should any legal suit, action or proceeding be brought against any Initial Purchaser or any of its Affiliates arising out of or based upon this Agreement or the transactions contemplated hereby and instituted in any court in any other jurisdiction not mentioned in Section 15(a) hereof, whether or not in the federal or state courts located in the United States, such Initial Purchaser or Affiliate may join the Company as a respondent in such suit, action or proceeding. The Company hereby submits to the non-exclusive jurisdiction of such courts and agrees that any such suit, action or proceeding may be brought therein. The Company hereby further agrees that a final judgment in any such suit, action or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
16.    Judgment Currency. In respect of any judgment or order given or made for any amount due hereunder that is expressed in United States dollars and paid in a currency (the “judgment currency”) other than United States dollars, the Company will indemnify each Initial Purchaser against any loss incurred by such Initial Purchaser as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange at which an Initial Purchaser would be able to purchase United States dollars with the amount of judgment currency actually received by such Initial Purchaser on the day such funds are received by such Initial Purchaser based on the applicable foreign exchange rate published in the eastern edition of the Wall Street Journal under the heading “Money Rates” or, should no such rate have been published, the rate of exchange at which an Initial Purchaser would be able to purchase (and remit in New York City), in accordance with normal banking procedures, United States dollars with the amount of judgment currency actually received by such Initial Purchaser on the day such funds are received by such Initial Purchaser. The foregoing indemnity shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars.
17.    Arm’s‑Length Transaction. The Company acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s‑length commercial transaction between the Company, on the one hand, and the several Initial Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Initial Purchaser is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Initial Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that the Initial Purchasers, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.
18.    Time of Essence. Time shall be of the essence of this Agreement.

19.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
20.    Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.
21.    Disclosure for U.S. federal income tax purposes. The Company is authorized, subject to applicable law, to disclose any and all aspects of this potential transaction that are necessary to support any U.S. federal income tax benefits expected to be claimed with respect to such transaction, and all materials of any kind (including tax opinions and other tax analyses) related to those benefits, without the Initial Purchasers imposing any limitation of any kind.
22.    Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.
23.    Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.
24.    Waiver of Jury Trial. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS WAIVED.
25.    Recognition of Bail-in. Notwithstanding and to the exclusion of any other provision of this Agreement or any other agreements, arrangements or understandings, in the event that an Initial Purchaser becomes subject to the exercise of Bail-in Powers under an applicable Bail-in Legislation, the Company acknowledges and accepts that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts and agrees to be bound by:
a)    the effect of the exercise of such powers in relation to any Liability of such Initial Purchaser arising under this Agreement that (without limitation) may include and result in any of the following, or some combination thereof:

(i)	the reduction of all, or a portion, of such Liability;

(ii)
the conversion of all, or a portion, of such Liability into shares, other securities, or other obligations of such Initial Purchaser or another person (and the issue to or conferral on the Company of such shares, securities or obligations), including by means of an amendment, modification or variation of the terms of this Agreement;

(iii)	the cancellation of such Liability;

(iv)
the amendment or alteration of the amounts due in relation to such Liability, including any interest, if applicable, thereon, or the dates on which any payments are due, including by suspending payment for a temporary period;

b)    the variation of the terms of this Agreement, if necessary, to give effect to the exercise of such powers.

In this Section 25, terms used shall have the following meanings:
“Bail-in Legislation” means (i) if the Initial Purchaser is incorporated or organized under the laws of England and Wales, the laws, regulations, rules or requirements in effect in the United Kingdom relating to the transposition of the BRRD, including but not limited to the Banking Act 2009, as amended from time to time, and the instruments, rules and standards created thereunder; or (ii) if the Initial Purchaser is incorporated or organized under the laws of any other member state of the European Economic Area which has implemented, or which at any time implements, Article 55 of BRRD, the Bail-in Legislation will be the laws, regulations, rules or requirements in effect in such member state relating to the transposition of the BRRD as described in the EU Bail-In Legislation Schedule from time to time.

“Bail-in Powers” means any write-down, conversion, transfer, modification, or suspension power existing from time to time under, and exercised in compliance with, applicable Bail-in Legislation, pursuant to which any obligation of an Initial Purchaser (or affiliate of an Initial Purchaser) can be reduced, cancelled, modified, or converted into shares, other securities, or other obligations of such Initial Purchaser or any other person (or suspended for a temporary period) or any right in a contract governing an obligation of the Initial Purchaser may be deemed to have been exercised.
“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
“EU Bail-In Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.
“Liability” means liability as defined under the applicable Bail-in Legislation.
“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to an Initial Purchaser.

If the foregoing is in accordance with your understanding, please sign and return to us five counterparts hereof, and upon the acceptance hereof by you shall constitute a binding agreement between the Initial Purchasers and the Company.

Very truly yours,
QIAGEN N.V.
By:	/s/ Thomas Neidert
	Name:	Thomas Neidert
	Title:	Vice President

Accepted as of the date hereof
BARCLAYS BANK PLC

/s/ David Jeal
Name:	David Jeal
Title:	Director

CREDIT SUISSE SECURITIES (EUROPE) LIMITED

/s/ Frank Heitmann
Name:	Frank Heitmann
Title:	Managing Director

GOLDMAN SACHS INTERNATIONAL
/s/ Celine Assouline
Name:	Celine Assouline
Title:	Managing Director

J.P. MORGAN SECURITIES PLC
By:	/s/ Virginie De Grivel Nigam
	Name:	Virginie De Grivel Nigam
	Title:	Executive Director

MERRILL LYNCH INTERNATIONAL
/s/ James Fleming
Name:	James Fleming
Title:	Managing Director

SCHEDULE I

Initial Purchasers	Aggregate principal amount of Securities (U.S.$)
Barclays Bank PLC	73,333,333
Credit Suisse Securities (Europe) Limited	73,333,333
Goldman Sachs International	90,000,000
J.P. Morgan Securities PLC	90,000,000
Merrill Lynch International	73,333,334
Total	400,000,000

ANNEX I

1.
The Securities have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each of the Initial Purchasers, severally and not jointly, represents that it has not offered and sold the Securities, and will not offer and sell the Securities (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Time of Delivery, except in accordance with Rule 903 of Regulation S. Accordingly, each of the Initial Purchasers agrees that neither it, its affiliates nor any persons acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Securities.

2.	Each of the Initial Purchasers has complied and will comply with the offering restrictions requirement of Regulation S.

3.
Each of the Initial Purchasers shall have, at or prior to the confirmation of sale of Securities, sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the date of closing of the offering, except in either case in accordance with Regulation S under the Act. Terms used in this paragraph have the meanings given to them by Regulation S.”

4.
Each of the Initial Purchasers further agrees that it has not entered and will not enter into any contractual arrangement with respect to the distribution or delivery of the Securities, except with its affiliates or with the prior consent of the Company.

5.	Terms used in paragraphs 1-4 of this Annex I have the meanings given to them by Regulation S.

6.	Each of the Initial Purchasers, severally and not jointly, further represents, warrants and agrees that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

ANNEX II
[Agreed form Mintz opinion]

ANNEX III
[Agreed form De Brauw counsel opinion]